Exhibit 4.22

EXECUTION COPY

INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT (this “Agreement”) dated as of June 16, 2004, between U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee for the 2010 Noteholders referred to below (in such capacity, together with its successors and assigns in such capacity, the “2010 Notes Trustee”), U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee for the 2012 Noteholders referred to below ( in such capacity, together with its successors and assigns in such capacity, the “2012 Notes Trustee”), U.S. BANK NATIONAL ASSOCIATION, a national banking association, as collateral agent pursuant to the 2010 Indenture and the 2012 Indenture, defined below (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), US UNWIRED INC., a Louisiana corporation (the “Company”), each of the Subsidiaries of the Company identified under the caption “Subsidiary Guarantors” on the signature pages hereto (individually, a “Guarantor” and collectively, the “Guarantors”), each other Loan Party (as defined below) that becomes a party hereto after the date hereof pursuant to Section 11.05(a) and each other Secured Party or Secured Party Representative (each as defined below) that becomes a party hereto after the date hereof pursuant to Section 11.05(b).

WHEREAS, the Company and the Guarantors have entered into an indenture dated as of June 16, 2004 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “2010 Indenture”) with the 2010 Notes Trustee relating to the issuance of the Company’s First Priority Senior Secured Floating Rate Notes due 2010 (the “2010 Notes”); and

WHEREAS, the Company and the Guarantors have entered into an indenture dated as of June 16, 2004 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “2012 Indenture”) with the 2012 Notes Trustee relating to the issuance of the Company’s 10% Second Priority Senior Secured Notes due 2012 (the “2012 Notes”); and

WHEREAS, pursuant to one or more Collateral Documents (as hereinafter defined) the Company, the Guarantors and the other Loan Parties from time to time party thereto have granted (and may in the future grant) to the Collateral Agent for the benefit of the First Lien Secured Parties first priority security interests in the Collateral (as defined below) as security for payment and performance of the First Lien Obligations (as defined below); and

WHEREAS, pursuant to such Collateral Documents, the Company, the Guarantors and the other Loan Parties from time to time party thereto have granted (and may in the future grant) to the Collateral Agent for the benefit of the Second Lien Secured Parties second priority security interests in the Collateral as security for payment and performance of the Second Lien Obligations (as defined below);

Intercreditor Agreement

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence and sufficiency of which is expressly recognized by all of the parties hereto, the parties agree as follows, it being understood that such agreement by the 2010 Notes Trustee is on behalf of itself and the 2010 Noteholders (as defined below), that such agreement by the 2012 Notes Trustee is on behalf of itself and the 2012 Noteholders (as defined below) and that such agreement by any other Secured Party Representative (as defined below) is on behalf of itself and each Secured Party for which it is a representative:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. As used in this Agreement, the following terms have the meanings specified below:

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time.

“Capital Stock” shall have the meaning assigned to such term in the Indentures.

“Collateral” means all assets, whether now owned or hereafter acquired by the Company or any other Loan Party, in which a Lien is granted or purported to be granted to the Collateral Agent pursuant to the Collateral Documents as security for any Secured Obligation.

“Collateral Documents” means, collectively, all agreements, deeds of trust, mortgages, instruments, documents, pledges or filings executed in connection with granting, or that otherwise evidence, the Lien of the Collateral Agent in the Collateral including without limitation the Security Agreement and this Agreement.

“Credit Agreement” means one or more debt facilities, indentures, note purchase agreements, commercial paper facilities or other agreements evidencing or governing Indebtedness, in each case with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders or investors, providing for revolving credit loans, term loans, debt securities (including, without limitation, Additional Securities under and as defined in each Indenture), receivable or inventory financing (including through the sale of receivables or inventory to such lenders or to special purposes entities formed to borrow from such lenders against such receivables or inventory), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time.

“Credit Agreement Agent” means, at any time, the Person serving at such time as the “Agent” or the “Administrative Agent” or the “Trustee” under a Credit Agreement or any other representative of the Lenders then most recently designated as such by the requisite percentage of such Lenders in a written notice delivered to the 2010 Notes Trustee, the 2012 Notes Trustee and the Collateral Agent and set forth in an Officers’ Certificate of the Company.

Intercreditor Agreement

“Default” means an Event of Default or any other event that, with notice or lapse of time or both, would become an Event of Default.

“Designation” means the designation by the Company pursuant to an Officers’ Certificate delivered to each Trustee, the Collateral Agent and each Secured Party Representative of an agreement, document or other instrument as a “First Lien Document” or “Second Lien Document” hereunder, or Indebtedness as “First Lien Obligations” or “Second Lien Obligations” hereunder.

“Enforcement Action” means, with respect to the First Lien Obligations or the Second Lien Obligations, the exercise of any rights and remedies with respect to any Collateral securing such obligations or the commencement or prosecution of enforcement of any of the rights and remedies under, as applicable, the First Lien Documents or the Second Lien Documents, or applicable law, with respect to any of the Collateral including without limitation the exercise of any rights of set-off or recoupment, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction or under the Bankruptcy Code.

“Event of Default” means any Event of Default under either Indenture or any other event under any other First Lien Document or Second Lien Document that permits the respective holders of the Secured Obligations under such First Lien Document or Second Lien Document to declare such Secured Obligations to be due and payable without any notice (other than notice of default) or lapse of time.

“First Lien Documents” means the 2010 Indenture, the Subsidiary Guarantees with respect to the 2010 Notes and the 2010 Notes, any Credit Agreement Designated as a “First Lien Document”, all Hedge Agreements evidencing Hedging Obligations that constitute First Lien Obligations and all other documents and instruments pursuant to which any Indebtedness constituting First Lien Obligations has been Incurred or is outstanding, in each case as the same may be amended, restated, replaced, refinanced, renewed, extended, supplemented or modified from time to time.

“First Lien Obligation Period” means any period during which (i) any First Lien Obligations are outstanding (and, for purposes hereof, 2010 Notes that have been defeased pursuant to Article XII of the 2010 Notes Indenture shall be deemed not to be outstanding), (ii) any commitments pursuant to which First Lien Obligations may be Incurred are in effect or (iii) any letters of credit issued under any First Lien Documents are outstanding but have not been discharged or fully cash collateralized in accordance with the terms of the applicable First Lien Document. Subject to Section 6.05, the First Lien Obligation Period shall be deemed to have terminated upon the delivery by the Company to the Collateral Agent and each Secured Party Representative of an Officers’ Certificate to the effect that the conditions set forth in this definition have been satisfied.

Intercreditor Agreement

“First Lien Obligations” means:

(1) the 2010 Notes, the Subsidiary Guarantees with respect to the 2010 Notes and the 2010 Note Obligations;

(2) all Indebtedness of the Company and its Subsidiaries under any Credit Agreement that is (or, in the case of any reimbursement obligation for a letter of credit issued under any Credit Agreement or any loan required to be made under any Credit Agreement to satisfy such reimbursement obligation, was, when such letter of credit was issued) permitted to be Incurred by clause (b) or (g) of the second paragraph of Section 10.08 of each Indenture and that is Designated as “First Lien Obligations”;

(3) all other Indebtedness of the Company and its Subsidiaries (including any additional 2010 Notes) Designated as “First Lien Obligations” for purposes of this Agreement that is permitted to be Incurred by clauses (b) or (g) of the second paragraph of Section 10.08 of each Indenture; and

(4) Hedging Obligations that are Designated as “First Lien Obligations”.

“First Lien Representative” means at any time, collectively, the 2010 Notes Trustee, as the representative hereunder for the holders of the 2010 Notes, and any Persons that are designated by the Company in an Officers’ Certificate delivered to each Secured Party Representative under any other First Lien Document as a “First Lien Representative” for purposes of this Agreement.

“First Lien Secured Parties” means the 2010 Notes Trustee, the 2010 Noteholders, any other First Lien Representative (including the Credit Agreement Agent for any Credit Agreement Designated as a “First Lien Document”), the Lenders under such Credit Agreement and any other holders of First Lien Obligations.

“First Priority Liens” means the first priority Liens and security interests in the Collateral granted to the Collateral Agent pursuant to the Collateral Documents as collateral security for the First Lien Obligations.

“Hedge Agreements” means any interest rate or currency exchange rate swap, cap, collar, floor, caption, or swaption agreements, or any similar arrangements arising at any time between the Company or any other Loan Party, on the one hand, and any Person, on the other hand, as such agreement or arrangement may be modified, supplemented and in effect from time to time.

“Hedging Obligations” means all obligations and liabilities of the Company and its Subsidiaries (whether directly or as a guarantor) owed to any First Lien Secured Party (or any of its affiliates) in respect of any interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the

Intercreditor Agreement

exchange of nominal interest obligations, either generally or under specific contingencies, in each case to the extent such obligations and liabilities are secured by Collateral.

“Incur” has the meaning assigned to such term in the Indentures.

“Indebtedness” shall have the meaning assigned to such term in the Indentures.

“Indentures” means the 2010 Indenture and the 2012 Indenture.

“Insolvency Proceeding” means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors under the Bankruptcy Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

“Lenders” means, at any time, the parties to any Credit Agreement then holding (or committed to provide) loans, letters of credit, debt securities or other extensions of credit that constitute (or when provided will constitute) part of the First Lien Obligations or Second Lien Obligations, as applicable.

“Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than an easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Loan Party” means the Company, each Guarantor and each of the Subsidiaries of the Company that is now or hereafter becomes a party hereto pursuant to an Assumption Agreement in the form of Annex 1 hereto.

“Obligations” means any principal, interest, penalties, fees, indemnities, reimbursement obligations, guarantee obligations, costs, expenses (including fees and disbursements of counsel), damages and other liabilities and obligations, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of or in connection with the documentation governing or made, delivered or given in connection with, any Indebtedness (including, without limitation, interest accruing at the then applicable rate provided in such documentation after the maturity of such Indebtedness and interest accruing at the then applicable rate provided in such documentation after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any other Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

“Officers’ Certificate” means a certificate signed by two officers, at least one of whom shall be the principal executive officer, principal accounting officer or principal financial officer of the Company and delivered to the Collateral Agent or a Secured Party Representative.

Intercreditor Agreement

“Opinion of Counsel” means a written opinion of counsel, who may be counsel for the Company, and who shall be reasonably acceptable to the Collateral Agent, delivered to the Collateral Agent.

“Person” means any person, individual, sole proprietorship, partnership, joint venture, corporation, limited liability company, unincorporated organization, association, institution, entity, party, including any government and any political subdivision, agency or instrumentality thereof.

“Post-Petition Interest” means any interest or entitlement to fees or expenses that accrues after the commencement of any Insolvency Proceeding, whether or not allowed or allowable in any such Insolvency Proceeding.

“Requisite First Lien Secured Parties” means First Lien Secured Parties holding a majority in aggregate principal amount of the First Lien Obligations (other than Hedging Obligations).

“Requisite Second Lien Secured Parties” means Second Lien Secured Parties holding a majority in aggregate principal amount of the Second Lien Obligations.

“Requisite Secured Parties” means (i) at all times prior to the termination of the First Lien Obligation Period, the Requisite First Lien Secured Parties and (ii) at all times after the termination of the First Lien Obligation Period, the Requisite Second Lien Secured Parties.

“Restricted Subsidiary” shall have the meaning assigned to such term in the Indentures.

“Second Lien Documents” means the 2012 Indenture, the Subsidiary Guarantees with respect to the 2012 Notes and the 2012 Notes, any Credit Agreement Designated as a “Second Lien Document” and all other documents and instruments pursuant to which any Indebtedness constituting Second Lien Obligations has been Incurred or is outstanding, in each case as the same may be amended, restated, replaced, refinanced, renewed, extended, supplemented or modified from time to time.

“Second Lien Obligations” means:

(1) the 2012 Notes, the Subsidiary Guarantees with respect to the 2012 Notes and the 2012 Note Obligations;

(2) all Indebtedness of the Company and its Subsidiaries under any Credit Agreement that is (or, in the case of any reimbursement obligation for a letter of credit issued under any Credit Agreement or any loan required to be made under any Credit Agreement to satisfy such reimbursement obligation, was, when such letter of credit was issued) permitted to be Incurred by clause (b) or (g) of the second paragraph of Section 10.08 of each Indenture and that is Designated as “Second Lien Obligations”; and

Intercreditor Agreement

(3) all other Indebtedness of the Company and its Subsidiaries (including any additional 2012 Notes) Designated as “Second Lien Obligations” that is permitted to be Incurred by clauses (b) or (g) of the second paragraph of Section 10.08 of each Indenture, or by the first paragraph of Section 10.08 of each Indenture.

“Second Lien Representative” means at any time, collectively, the 2012 Notes Trustee, as the representative hereunder for the holders of the 2012 Notes, and any Persons that are designated by the Company in an Officers’ Certificate delivered to each Secured Party Representative under any other Second Lien Document as a “Second Lien Representative” for purposes of this Agreement.

“Second Lien Secured Parties” means the 2012 Notes Trustee, the 2012 Noteholders, any other Second Lien Representative (including the Credit Agreement Agent for any Credit Agreement Designated as a “Second Lien Document”), the Lenders under such Credit Agreement and any other holders of Second Lien Obligations.

“Second Priority Liens” means the second priority Liens and security interests in the Collateral granted to the Collateral Agent pursuant to the Collateral Documents as collateral security for the Second Lien Obligations.

“Secured Obligations” means the First Lien Obligations and Second Lien Obligations.

“Secured Parties” means the First Lien Secured Parties and the Second Lien Secured Parties.

“Secured Party Representatives” means the First Lien Representatives and the Second Lien Representatives.

“Security Agreement” means the Security Agreement dated as of the date hereof between the Company, the Guarantors and the Collateral Agent, as amended, supplemented, restated, replaced or otherwise modified from time to time.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Subsidiary Guarantee” shall have the meaning assigned to such term in the Indentures.

Intercreditor Agreement

“Trust Indenture Act” shall have the meaning assigned to such term in the Indentures.

“Trustee” means the 2010 Notes Trustee and the 2012 Notes Trustee.

“2010 Indenture” shall have the meaning assigned to such term in the first WHEREAS clause hereto.

“2010 Note Obligations” means Note Obligations in respect of the 2010 Notes.

“2010 Noteholders” means the holders from time to time of the 2010 Notes.

“2010 Notes” shall have the meaning assigned to such term in the first WHEREAS clause hereto.

“2010 Notes Trustee” shall have the meaning assigned to such term in the introductory paragraph hereto.

“2012 Indenture” shall have the meaning assigned to such term in the second WHEREAS clause hereto.

“2012 Note Obligations” means Note Obligations in respect of the 2012 Notes.

“2012 Noteholders” means the holders from time to time of the 2012 Notes.

“2012 Notes” shall have the meaning assigned to such term in the second WHEREAS clause hereto.

“2012 Notes Trustee” shall have the meaning assigned to such term in the introductory paragraph hereto.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unrestricted Subsidiary” shall have the meaning assigned to such term in the Indentures.

ARTICLE II

COLLATERAL AGENT

SECTION 2.01. Appointment and Duties of the Collateral Agent. Each Secured Party hereby appoints U.S. Bank National Association to act as Collateral Agent hereunder and under the other Collateral Documents, and authorizes the Collateral Agent to execute, deliver and perform, on behalf of each of the Secured Parties, each Collateral Document to which the Collateral Agent is or is intended to be a party and to take such actions on behalf of the Secured

Intercreditor Agreement

Parties under the provisions of the Collateral Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of each Collateral Document, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in any Collateral Document, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Collateral Documents. Each Secured Party shall be bound by all of the agreements of the Collateral Agent contained herein and in the Collateral Documents.

SECTION 2.02. Rights of Collateral Agent.

(a) Performance of Duties Through Agents. The Collateral Agent may perform any of its duties under the Collateral Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.

(b) Absence of Liability. Neither the Collateral Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it under or in connection with this Agreement or any Collateral Document (except for its gross negligence, willful misconduct or bad faith), or (ii) responsible in any manner to any Secured Party for any recitals, statements, representations or warranties made by any Loan Party or any representative thereof or any other Person contained in any Collateral Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, any Collateral Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Collateral or any Collateral Document or for any failure of any Loan Party to perform its obligations thereunder. Except as expressly provided herein or in any Collateral Document, the Collateral Agent shall not be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Collateral Document or to inspect the properties, books or records of any Loan Party.

(c) Reliance, Etc. The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any instruction, direction, order, request, note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts.

The Collateral Agent shall be fully justified in failing or refusing to take any action hereunder or under any Collateral Document (i) if such action would, in the reasonable opinion of the Collateral Agent, be contrary to law or the terms of the Collateral Documents or (ii) if such action is not specifically provided for herein or in any Collateral Document, or it shall not have received any such advice or concurrence of the Secured Parties as it deems appropriate. The Collateral Agent shall in all cases have the right to consult with, and get direction from, the Requisite Secured Parties, and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any Collateral Document in accordance with the

Intercreditor Agreement

instructions of the Requisite Secured Parties, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Secured Parties.

(d) Effect of Ambiguous Provisions. In addition to Section 2.02(c) above, and Section 2.02(f) below, if, with respect to a proposed action to be taken by it, the Collateral Agent shall determine in good faith that the provisions of any Collateral Document relating to the functions or responsibilities of the Collateral Agent are or may be ambiguous or inconsistent, the Collateral Agent shall notify the respective Secured Party affected thereby, identifying the proposed action and the provisions that it considers are or may be ambiguous or inconsistent, and may decline to perform such function or responsibility unless it has received the written confirmation from the Requisite Secured Parties, concurring in the circumstances that the action proposed to be taken by the Collateral Agent is consistent with the terms of such Collateral Document or is otherwise appropriate. The Collateral Agent shall be fully protected in acting or refraining from acting upon the confirmation of the Requisite Secured Parties in this respect, and such confirmation shall be binding upon all of the Secured Parties.

(e) Notice of Defaults, Etc. The Collateral Agent shall not be deemed to have actual, constructive, direct or indirect knowledge or notice of the occurrence of any Default or Event of Default unless and until the Collateral Agent has received notice or a certificate from a Secured Party or the Company stating that a Default or Event of Default has occurred. The Collateral Agent shall not have any obligation whatsoever either prior to or after receiving such notice or certificate to inquire whether a Default or Event of Default has in fact occurred and shall be entitled to rely conclusively, and shall be fully protected in so relying, on any notice or certificate so furnished to it. No provision of any Collateral Document shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under any Collateral Document or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. In the event that the Collateral Agent receives such a notice of the occurrence of any Default or Event of Default, the Collateral Agent shall promptly give notice thereof to each Secured Party Representative. The Collateral Agent shall take such action with respect to such Default or Event of Default as requested by the Requisite Secured Parties, and as otherwise provided herein.

(f) No Requirement to Exercise Rights. Except as otherwise specifically provided hereby, the Collateral Agent need not exercise any rights, powers or remedies under this Agreement or any of the Collateral Documents, give any consent under any of the Collateral Documents or release any Lien or guarantee, unless it shall have been directed to do so in writing by, or, as applicable, shall have received the written consent to the relevant action of, the Requisite Secured Parties and, to the extent required under Section 5.02, the Requisite Second Lien Secured Parties.

(g) Perfection, Etc. Except for actions expressly required hereunder (excluding circumstances in which the Collateral Agent has the ability but not an affirmative duty to act), nothing in this Agreement or any Collateral Document shall be interpreted as giving the Collateral Agent responsibility for or any duty concerning the validity, perfection, priority or enforceability of any lien or security interest in any Collateral or giving the Collateral Agent any

Intercreditor Agreement

obligation to take any action to procure or maintain such validity, perfection, priority or enforceability.

SECTION 2.03. Indemnification and Fees of the Collateral Agent.

(a) Indemnification. The Loan Parties jointly and severally agree to indemnify and hold harmless the Collateral Agent and its directors, officers, employees, agents and advisors from and against any and all claims, losses, liabilities, obligations, damages and expenses (including reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against the Collateral Agent or any such Person (hereinafter the “Indemnification Amount”) arising out of, related to or in connection with (i) this Agreement or any Collateral Document (including the enforcement of any Collateral Document) or (ii) any refund or adjustment of any amount paid or payable to the Collateral Agent under or in respect of any Collateral Document or any Collateral, or any interest thereon, which may be ordered or otherwise required by any Person, except to the extent such claims, losses, liabilities, damages and expenses are found by a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct. If the Loan Parties fail to pay on demand the Indemnification Amount, interest will accrue thereon at a rate per annum equal to that specified for post-default interest on the 2012 Notes from the scheduled date for payment thereof until the actual date of payment and such interest shall be added to the Indemnification Amount.

(b) Fees and Expenses. The Loan Parties jointly and severally agree to pay upon demand to the Collateral Agent the initial and on-going fees of the Collateral Agent, and the amount of any and all reasonable out-of-pocket expenses of the Collateral Agent, including the reasonable fees and expenses of its counsel (and any local counsel) and of any experts and agents, which the Collateral Agent may incur in connection with (i) the administration of this Agreement and the Collateral Documents, (ii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement (whether through negotiations, legal proceedings or otherwise) of any of the rights of the Collateral Agent under the Collateral Documents or (iv) the failure by any Loan Party or any other Person (other than the Collateral Agent) to perform or observe any of the provisions of the Collateral Documents.

SECTION 2.04. Resignation or Removal of the Collateral Agent. The Collateral Agent may resign upon not less than 30 days’ prior written notice to the Company and each Secured Party Representative, and may be removed at any time with or without cause by the Requisite Secured Parties, with any such resignation or removal to become effective only upon the appointment of a successor Collateral Agent under this Section 2.04. If the Collateral Agent shall resign or be removed, then the Requisite Secured Parties shall (and if no such successor shall have been appointed within 60 days of the Collateral Agent’s resignation or removal, the Collateral Agent may) appoint a successor collateral agent for the Secured Parties, which successor collateral agent shall be a bank or trust company organized under the laws of the United States of America or a State thereof and that has a combined capital and surplus of at least $250,000,000, whereupon such successor agent shall succeed to the rights, powers and duties of the “Collateral Agent” and the term “Collateral Agent” shall mean such successor agent effective upon its appointment, and the former Collateral Agent’s rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such

Intercreditor Agreement

former Collateral Agent (except that the resigning Collateral Agent shall deliver all Collateral then in its possession to the successor Collateral Agent) or any of the other Secured Parties. After any retiring Collateral Agent’s resignation or removal hereunder, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Collateral Agent.

To induce a bank or trust company to accept its appointment as a successor Collateral Agent hereunder, the Company agrees to pay to such successor such agency and other fees as is consistent with market rates charged by successor Collateral Agents in similar circumstances.

Any corporation into which the Collateral Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of the Collateral Agent, shall be the successor of the Collateral Agent hereunder; provided such corporation shall be otherwise qualified and eligible under this Section 2.04, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

SECTION 2.05. Information as to Secured Parties. The Company shall have sole responsibility for maintaining a registry of, and identification of, Secured Parties. The Company will at such times as shall be requested by the Collateral Agent or any Secured Party Representative, supply a list in form and detail satisfactory to the Collateral Agent (a copy of which shall be supplied to each Secured Party Representative) setting forth the principal of and interest on the Secured Obligations held by each Secured Party as at a date specified in such request. The Collateral Agent shall provide any such list to any Secured Party upon request. The Collateral Agent shall be entitled to rely upon such information, and such information shall be conclusive and binding for all purposes of this Agreement, except to the extent the Collateral Agent shall have been notified by a Secured Party that such information as set forth on any such list is inaccurate.

ARTICLE III

LIENS

SECTION 3.01. Subordination of Liens. During the First Lien Obligation Period:

(a) any and all Liens now existing or hereafter created or arising in favor of any Second Lien Secured Party securing the Second Lien Obligations, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, are expressly junior in priority, operation and effect to any and all Liens now existing or hereafter created or arising in favor of the First Lien Secured Parties securing the First Lien Obligations, notwithstanding (i) anything to the contrary contained in any agreement or filing to which any Second Lien Secured Party may now or hereafter be a party, and regardless of the time, order or method of grant, attachment, recording or perfection of any financing statements or other security interests, assignments, pledges, deeds,

Intercreditor Agreement

mortgages and other liens, charges or encumbrances or any defect or deficiency or alleged defect or deficiency in any of the foregoing, (ii) any provision of the Uniform Commercial Code or any applicable law or any First Lien Document or Second Lien Document or any other circumstance whatsoever and (iii) the fact that any such Liens in favor of any First Lien Secured Party securing any of the First Lien Obligations are (x) subordinated to any Lien securing any obligation of any Loan Party other than the Second Lien Obligations or (y) otherwise subordinated, voided, avoided, invalidated or lapsed; and

(b) no First Lien Secured Party or Second Lien Secured Party shall object to or contest, or support any other Person in contesting or objecting to, in any proceeding (including without limitation, any Insolvency Proceeding), the validity, extent, perfection, priority or enforceability of any security interest in the Collateral granted pursuant to any Collateral Document. Notwithstanding any failure by any Secured Party to perfect any security interests in the Collateral or any avoidance, invalidation or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to the Secured Parties, the priority and rights as between the First Lien Secured Parties and the Second Lien Secured Parties with respect to the Collateral shall be as set forth herein.

SECTION 3.02. Nature of First Lien Obligations. It is acknowledged and agreed that all or a portion of the First Lien Obligations represents debt that is or may be revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the First Lien Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the First Lien Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the Second Lien Secured Parties and without affecting the provisions hereof. The lien priorities provided in Section 3.01 shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of either the First Lien Obligations or the Second Lien Obligations, or any portion thereof.

SECTION 3.03. Liens of Collateral Documents to be Exclusive. Each Loan Party and Secured Party agrees that no Secured Party, other than the Collateral Agent (or an agent or trustee acting on its behalf), shall be granted any Lien on any property of any Loan Party securing any First Lien Obligations or Second Lien Obligations, and that all such Liens shall be granted by the respective Loan Party to the Collateral Agent (or an agent or trustee acting on its behalf) for the benefit of all Secured Parties hereunder with the priorities set forth in this Agreement. Without limiting the generality of the foregoing, if any Secured Party shall acquire or hold any Lien on any assets of any Loan Party securing any Secured Obligation which assets are not also subject to a Lien in favor of the Collateral Agent (or an agent or trustee acting on its behalf) securing all Secured Obligations, then such Secured Party, upon demand by the Collateral Agent, will without the need for any further consent of any other Secured Party, notwithstanding anything to the contrary in any Collateral Document either (i) release such Lien or (ii) assign it to the Collateral Agent as security for all of the Secured Obligations.

Intercreditor Agreement

SECTION 3.04. Agreements Regarding Actions to Perfect Liens. All UCC-1 financing statements, patent, trademark or copyright filings or other filings or recordings (including all mortgages, deeds of trust, deeds to secure debt and similar instruments) at any time filed or recorded by or on behalf of the Collateral Agent shall be in form satisfactory to the Collateral Agent.

SECTION 3.05. Release of Liens.

(a) Release Upon Payment. At such time as (i) all Secured Obligations shall be paid full (or, in the case of the 2010 Notes or 2012 Notes, defeased pursuant to Article XII of the 2010 Notes Indenture or 2012 Notes Indenture, as the case may be), (ii) any commitments pursuant to which Secured Obligations may be Incurred are no longer in effect, (iii) any letters of credit issued under any First Lien Documents or Second Lien Documents are no longer outstanding and have been discharged or fully cash collateralized in accordance with the terms of the applicable First Lien Document or Second Lien Documents and (iv) the Collateral Agent shall have received an Officers’ Certificate to the effect of the foregoing clauses (i), (ii) and (iii), the Collateral Agent shall execute and deliver such documents and instruments at the expense of the Loan Parties as shall be requested by the Loan Parties to release the Collateral from the Liens created under the Collateral Documents, and to terminate the Collateral Documents and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Obligor thereunder.

(b) Release Upon Sale. If any of the Collateral (i) shall be sold, transferred or otherwise disposed of by any Loan Party to a Person other than any of the Loan Parties in a transaction permitted by the First Lien Documents and Second Lien Documents or (ii) is owned or has been acquired by a Subsidiary that has been released from its Subsidiary Guarantee in accordance with the terms of the Indentures (including by virtue of the Guarantor becoming an Unrestricted Subsidiary), and from any other Guarantee of any Secured Obligations, then the Collateral Agent, at the request (pursuant to an Officers’ Certificate) and sole expense of such Loan Party, shall execute and deliver to such Loan Party all releases or other documents reasonably necessary or desirable for the release of the Liens created under the Collateral Documents on such Collateral.

(c) Release of Guarantor. At the request and sole expense of the Company (pursuant to an Officers’ Certificate), a Guarantor shall be released from its obligations under the Collateral Documents in the event that all of the Capital Stock of such Guarantor shall be sold, transferred or otherwise disposed of and, to the extent any 2010 Notes or 2012 Notes remain outstanding, such Guarantor shall no longer be a Restricted Subsidiary in a transaction permitted by the Indentures.

ARTICLE IV

ENFORCEMENT RIGHTS

SECTION 4.01. Exclusive Enforcement. During the First Lien Obligation Period, whether or not an Insolvency Proceeding has been commenced by or against any Loan

Intercreditor Agreement

Party, the Requisite First Lien Secured Parties shall have the exclusive right to take and continue (and to instruct the Collateral Agent to take and continue) any Enforcement Action with respect to the Collateral, without any consultation with or consent of any Second Lien Secured Party, but subject to the proviso set forth in Section 6.01. Upon the occurrence and during the continuance of a default or an event of default under the First Lien Documents, the Requisite First Lien Secured Parties may take and continue (and instruct the Collateral Agent to take and continue) any Enforcement Action with respect to the First Lien Obligations and the Collateral in such order and manner as they may determine in their sole discretion.

SECTION 4.02. Standstill and Waivers. During the First Lien Obligation Period, subject to the proviso set forth in Section 6.01, no Second Lien Secured Party will:

(a) take or cause to be taken any action, the purpose or effect of which is to make any Lien in respect of any Second Lien Obligation pari passu with or senior to, or to give any Second Lien Secured Party any preference or priority relative to, the Liens with respect to the First Lien Obligations or the First Lien Secured Parties with respect to any of the Collateral;

(b) oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of the Collateral by the Collateral Agent or any First Lien Secured Party or any other Enforcement Action taken by or on behalf of the Collateral Agent or any First Lien Secured Party;

(c) have any right to (i) direct either the Collateral Agent or any other First Lien Secured Party to exercise any right, remedy or power with respect to the Collateral or pursuant to the Collateral Documents or (ii) consent or object to the exercise by the Collateral Agent or any First Lien Secured Party of any right, remedy or power with respect to the Collateral or pursuant to the Collateral Documents or to the timing or manner in which any such right is exercised or not exercised (or, to the extent any Second Lien Secured Party may have any such right described in this clause (c), whether as a junior lien creditor or otherwise, it irrevocably waives such right);

(d) institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against either the Collateral Agent or any First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and none of the Collateral Agent nor any First Lien Secured Party shall be liable for, any action taken or omitted to be taken by the Collateral Agent or any First Lien Secured Party with respect to the Collateral or pursuant to the First Lien Documents or Collateral Documents;

(e) make (or request that the Collateral Agent make) any judicial or nonjudicial claim or demand or commence any judicial or nonjudicial proceedings against any Loan Party or any of its subsidiaries or affiliates under or with respect to any Collateral Document seeking payment or damages from or other relief by way of specific performance, instructions or otherwise under or with respect to any Collateral Document

Intercreditor Agreement

(other than filing a proof of claim) or exercise any right, remedy or power under or with respect to, or otherwise take any action to enforce (other than filing a proof of claim) any Collateral Document;

(f) commence judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of any Collateral, exercise any right, remedy or power with respect to, or otherwise take any action to enforce their interest in or realize upon, the Collateral or pursuant to the Collateral Documents (nor will any Second Lien Secured Party request that the Collateral Agent do any of the foregoing); and

(g) seek (or request that the Collateral Agent seek), and each Second Lien Secured Party hereby waives any right, to have the Collateral or any part thereof marshaled upon any foreclosure or other disposition of the Collateral.

SECTION 4.03. Judgment Creditors. In the event that any Second Lien Secured Party becomes a judgment lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Priority Liens and the First Lien Obligations) as the other Liens securing the Second Lien Obligations created in favor of the Collateral Agent pursuant to the Collateral Documents are subject to this Agreement.

SECTION 4.04. Cooperation. Each Second Lien Secured Party agrees that it shall take such actions as the Requisite First Lien Secured Parties (or the Collateral Agent at the instruction of the Requisite First Lien Secured Parties) shall reasonably request in connection with the exercise by the First Lien Secured Parties of their rights set forth herein.

SECTION 4.05. No Additional Rights For Loan Parties Hereunder. Except as provided in Section 4.06, if any Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, no Loan Party shall be entitled to use such violation as a defense to any action by any Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any Secured Party.

SECTION 4.06. Actions Upon Breach.

(a) Defense or Dilatory Plea. If any Second Lien Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against a Loan Party or the Collateral, such Loan Party may interpose as a defense or dilatory plea the execution and delivery of this Agreement, and any First Lien Secured Party may intervene and interpose such defense or plea in its or their name or in the name of such Loan Party.

(b) Injunction Relief, Etc. Should any Second Lien Secured Party, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any First Lien Secured Party (in its or their own name or in the name of the Company or any other Loan Party)

Intercreditor Agreement

or the Company or any other Loan Party may obtain relief against such Second Lien Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by each Second Lien Secured Party that (i) the First Lien Secured Parties’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each Second Lien Secured Party waives any defense that the Company, any other Loan Party and/or the First Lien Secured Parties cannot demonstrate damage and/or be made whole by the awarding of damages.

ARTICLE V

PAYMENTS AND OTHER AGREEMENTS

SECTION 5.01. Application of Proceeds, Turnover Provisions. All proceeds of Collateral resulting from the sale, collection or other disposition of Collateral in connection with or resulting from any Enforcement Action, and whether or not pursuant to a Insolvency Proceeding, shall be distributed in the following order of priority:

(i) to pay the fees and expenses of such sale, collection or disposition, including reasonable compensation and expenses to agents of and counsel for the Collateral Agent, and all reasonable fees, expenses, liabilities and advances incurred or made by the Collateral Agent in connection with this Agreement or the Collateral Documents, and any other amounts then due and payable to the Collateral Agent pursuant to Section 2.03, until payment in full of such fees, expenses, liabilities, advances and other amounts shall have been made;

(ii) to pay ratably all reasonable fees, expenses, liabilities and advances incurred or made by the First Lien Representatives in connection with this Agreement or the Collateral Documents, until payment in full of such fees, expenses, liabilities, advances and other amounts shall have been made;

(iii) to pay ratably any other First Lien Obligations then due and payable (such payment, in the case of any letters of credit issued under a Credit Agreement, to be applied to the posting of cash collateral for First Lien Obligations in respect of such letters of credit whether or not the respective letter of credit shall have been drawn) as certified to the Collateral Agent by the Company pursuant to an Officers’ Certificate until payment in full of all such First Lien Obligations shall have been made;

(iv) to pay ratably all reasonable fees, expenses, liabilities and advances incurred or made by the Second Lien Representatives in connection with this Agreement or the Collateral Documents, as certified to the Collateral Agent by the Company pursuant to an Officers’ Certificate until payment in full of such fees, expenses, liabilities, advances and other amounts shall have been made;

(v) to pay ratably any Second Lien Obligations then due and payable (such payment, in the case of any letters of credit issued under a Credit Agreement, to be applied to the posting of cash collateral for Second Lien Obligations in respect of such letters of credit whether or not the respective letter of credit shall have been drawn), as

Intercreditor Agreement

certified to the Collateral Agent by the Company pursuant to an Officers’ Certificate until payment in full of such Second Lien Obligations shall have been made; and

(vi) any remaining amounts shall be remitted to the applicable Loan Party.

During the First Lien Obligation Period, any Collateral, including without limitation any Collateral constituting proceeds, that may be received by any Second Lien Secured Party shall be segregated and held in trust and promptly paid over to the Collateral Agent in the same form as received, with any necessary endorsements, for application to the Secured Obligations in accordance with the foregoing provisions of this Section, and each Second Lien Secured Party hereby authorizes the Collateral Agent to make any such endorsements as agent for the Second Lien Secured Party receiving such proceeds (which authorization, being coupled with an interest, is irrevocable).

SECTION 5.02. Releases of Liens. Upon any release, sale or disposition of Collateral permitted pursuant to the terms of the First Lien Documents that results in the release of the First Priority Lien on any Collateral (including without limitation any sale or other disposition pursuant to any Enforcement Action), the Second Priority Lien on such Collateral (but not on any proceeds of such Collateral not required to be paid to the First Lien Secured Parties) shall be automatically and unconditionally released with no further consent or action of any Person. In connection with the foregoing, each Second Lien Secured Party hereby appoints the Collateral Agent and any officer or duly authorized person of the Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Second Lien Secured Party and in the name of the Second Lien Secured Parties or in the Collateral Agent’s own name, from time to time, in the Collateral Agent’s sole discretion, for the purposes of carrying out the terms of this Section, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this Section, including, without limitation, any amendments to financing statements, termination statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

SECTION 5.03. Inspection Rights and Insurance.

(a) Inspections and Auctions. Any First Lien Secured Party and its representatives and invitees may at any time inspect, repossess, remove and otherwise deal with the Collateral, and the Collateral Agent may pursuant to an Enforcement Action advertise and conduct public auctions or private sales of the Collateral, in each case without notice to, the involvement of or interference by any Second Lien Secured Party or liability to any Second Lien Secured Party.

(b) Insurance. The Collateral Agent shall at all times be named as loss payee and additional named insured under any insurance policies maintained from time to time by any Loan Party covering any Collateral. During any First Lien Obligation Period, as between the First Lien Secured Parties and the Second Lien Secured Parties, the First Lien Secured Parties will have the sole and exclusive right (i) to adjust or settle any insurance policy or claim

Intercreditor Agreement

covering the Collateral in the event of any loss thereunder and (ii) to approve any award granted in any condemnation or similar proceeding affecting the Collateral.

ARTICLE VI

INSOLVENCY PROCEEDINGS

SECTION 6.01. Filing of Motions. During the First Lien Obligation Period, no Second Lien Secured Party shall, in or in connection with any Insolvency Proceeding, file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, in each case in respect of any of the Collateral, including, without limitation, with respect to the determination of any Liens or claims held by the Collateral Agent (including the validity and enforceability thereof) or any First Lien Secured Party or the value of any claims of such parties under Section 506(a) of the Bankruptcy Code or otherwise; provided that any Second Lien Secured Party may file a proof of claim in a Insolvency Proceeding, subject to the limitations contained in this Agreement and only if consistent with the terms and the limitations on the Second Lien Secured Parties imposed hereby.

SECTION 6.02. Financing Matters. If any Loan Party becomes subject to any Insolvency Proceeding, and if one or more of the First Lien Secured Parties desires to consent to the use of cash collateral under the Bankruptcy Code or to provide financing to any Loan Party under the Bankruptcy Code (“DIP Financing”), then each Second Lien Secured Party (i) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such DIP Financing, (ii) will not request or accept adequate protection or any other relief in connection with the use of such cash collateral or such DIP Financing except as set forth in Section 6.04, (iii) will subordinate (and will be deemed hereunder to have subordinated) the Second Priority Liens (x) to such DIP Financing on the same terms as the First Priority Liens are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement) and (y) to any adequate protection provided to the First Lien Secured Parties and (iv) agrees that notice received two (2) calendar days prior to the entry of an order approving such usage of cash collateral or approving such financing shall be adequate notice; provided that the aggregate principal amount of such DIP Financing under the foregoing clauses (i), (ii) or (iii) shall not exceed the aggregate principal amount of First Lien Obligations permitted to be incurred under the 2012 Indenture (less the aggregate principal amount of all First Lien Obligations outstanding at such time).

SECTION 6.03. Relief From the Automatic Stay. No Second Lien Secured Party will seek relief (or request the Collateral Agent to seek relief) from the automatic stay or from any other stay in any Insolvency Proceeding in each case in respect of any Collateral, without the prior consent of the Requisite Secured Parties.

SECTION 6.04. Adequate Protection. No Second Lien Secured Party shall object, contest, or support any other Person objecting to or contesting (or request the Collateral Agent to object, contest or support), (a) any request by the First Lien Secured Parties for adequate protection or (b) any objection by the First Lien Secured Parties to any motion, relief, action or proceeding based on a claim of a lack of adequate protection or (c) the payment of

Intercreditor Agreement

interest, fees, expenses or other amounts to any First Lien Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise.

Notwithstanding anything to the contrary contained in this Section and in Section 6.02, in any Insolvency Proceeding,

(i) if the First Lien Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral or superpriority claims in connection with any DIP Financing or use of cash collateral, and the First Lien Secured Parties do not object to the adequate protection being provided to them, then the Second Lien Secured Parties, may seek or accept adequate protection solely in the form of (A) a replacement Lien on such additional collateral, subordinated to the Liens securing the First Lien Obligations and such DIP Financing on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to the First Lien Obligations under this Agreement and (B) superpriority claims junior in all respects to the superpriority claims granted to the First Lien Secured Parties, and

(ii) in the event any of the Second Lien Secured Parties, seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then the Second Lien Secured Parties agree that the First Lien Secured Parties (or a representative on their behalf) shall also be granted a senior Lien on such additional collateral as security for the First Lien Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second Lien Obligations shall be subordinated to the Liens on such collateral securing the First Lien Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the First Lien Secured Parties as adequate protection on the same basis as the other Liens securing the Second Lien Obligations are subordinated to the First Lien Obligations under this Agreement.

SECTION 6.05. Avoidance Issues. If any First Lien Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Loan Party, because the payment of such-amount was declared to be a fraudulent transfer or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the First Lien Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the First Lien Obligation Period shall continue to be in effect. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. No Second Lien Secured Party shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

Intercreditor Agreement

SECTION 6.06. Asset Dispositions in an Insolvency Proceeding. No Second Lien Secured Party shall, in an Insolvency Proceeding or otherwise oppose any sale or disposition of any assets of any Loan Party that is supported by the First Lien Secured Parties, and each Second Lien Secured Party will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale supported by the First Lien Secured Parties and to have released their Liens (including Liens in favor of the Collateral Agent) in such assets.

SECTION 6.07. Separate Grants of Security and Separate Classification. Each Second Lien Secured Party acknowledges and agrees that (a) the grants of Liens pursuant to the Collateral Documents constitute two separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Collateral, the Second Lien Obligations are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Lien Secured Parties and Second Lien Secured Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Second Lien Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Loan Parties in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Secured Parties), the First Lien Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Interest before any distribution is made in respect of the claims held by the Second Lien Secured Parties, with the Second Lien Secured Parties hereby acknowledging and agreeing to turn over to the First Lien Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Secured Parties).

SECTION 6.08. No Waivers of Rights of First Lien Secured Parties. Nothing contained herein shall prohibit or in any way limit any First Lien Secured Party from objecting in any Insolvency Proceeding or otherwise to any action taken by any Second Lien Secured Party, including the seeking by any Second Lien Secured Party of adequate protection or the asserting by any Second Lien Secured Party of any of its rights and remedies under the Second Lien Documents or otherwise.

SECTION 6.09. Plans of Reorganization. During the First Lien Obligation Period, no Second Lien Secured Party shall support or vote in favor of any plan of reorganization (and each shall be deemed to have voted to reject any plan of reorganization), or object to any disclosure statement related thereto, unless such plan (a) pays off, in cash in full, all First Lien Obligations, (b) is accepted by the class of holders of First Lien Obligations voting thereon and is supported by the Requisite First Lien Secured Parties or (c) incorporates this Agreement by reference and continues the rights and priorities of the First Lien Secured Parties and the Second Lien Secured Parties in the Collateral subsequent to the effective date of such plan.

Intercreditor Agreement

SECTION 6.10. Other Matters. To the extent that any Second Lien Secured Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code with respect to any of the Collateral, each Second Lien Secured Party agrees not to assert any of such rights without the prior written consent of the Requisite First Lien Secured Parties; provided that if requested by the Requisite First Lien Secured Parties, the Second Lien Secured Parties shall timely exercise such rights in the manner requested by the Requisite First Lien Secured Parties, including any rights to payments in respect of such rights.

SECTION 6.11. Effectiveness in Insolvency Proceedings. This Agreement shall be effective both before and after the commencement of an Insolvency Proceeding.

ARTICLE VII

DOCUMENTATION

SECTION 7.01. Inconsistency with Debt Documents. In the event of any inconsistency between the provisions of this Agreement and any First Lien Document or Second Lien Documents, the provisions of this Agreement shall be controlling.

SECTION 7.02. Amendments of Collateral Documents. Except as provided in the next following paragraph, the Requisite First Lien Secured Parties shall have the sole and exclusive right to authorize and instruct the Collateral Agent to enter into and consent to any amendment, waiver or consent in respect of any of the Collateral Documents (including to release any Collateral from the Lien provided therein); provided that (other than with respect to amendments, modifications or waivers that secure additional extensions of credit and add additional secured creditors and do not violate the express provisions of the Second Lien Agreements), (A) no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of any Collateral Document having a aggregate value as to all such releases during the First Lien Obligation Period in excess of $10,000,000 (as set forth in an Officers’ Certificate delivered to the Collateral Agent and each Secured Party Representative), except to the extent that a release of such Lien is permitted by Section 5.02, (B) no such amendment, waiver or consent shall materially and adversely affect the rights of the Second Lien Secured Parties without affecting the First Lien Secured Parties in a like or similar manner and no such amendment, waiver or consent shall release all or substantially all of the Collateral without the consent of the Requisite Second Lien Secured Parties and (C) notice of such amendment, waiver or consent shall be given to the Second Lien Secured Parties (which, in the case of the 2012 Noteholders may be given to the 2012 Notes Trustee and, in the case of any other Second Lien Secured Party may be given to the Second Lien Representative, if any, for such Second Lien Secured Party) no later than 30 days after its effectiveness, provided that the failure to give such notice shall not affect the effectiveness and validity thereof.

Intercreditor Agreement

Notwithstanding the foregoing, without the consent of any Secured Party, the Loan Parties and the Collateral Agent, at any time and from time to time, may amend or supplement this Agreement or any Collateral Document:

(a) to cure any ambiguity, defect or inconsistency;

(b) to provide for the assumption of the Company’s obligations to the Secured Parties in the case of a consolidation, amalgamation, combination or merger or sale of all or substantially all of the Company’s assets in accordance with the provisions described in Article VIII of the Indentures;

(c) to make any change that would provide any additional rights or benefits to the Secured Parties;

(d) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indentures under the Trust Indenture Act;

(e) to release any Guarantor from its obligations hereunder and under any other Collateral Document upon such Guarantor being released from its Subsidiary Guarantee and the Indentures in accordance with the Indentures;

(f) to evidence and provide for the acceptance of appointment of a successor Collateral Agent;

(g) to reflect the grant of Liens on the Collateral for the benefit of an additional secured party, to the extent such Indebtedness and the Lien securing such Indebtedness is permitted by the terms of the Indentures;

(h) to release Collateral from the Liens of the Collateral Documents when permitted or required by this Agreement or the Collateral Documents; and

(i) to create additional Liens upon any property or assets of any Loan Party as collateral security for the Secured Obligations.

ARTICLE VIII

RELIANCE; WAIVERS; ETC.

SECTION. 8.01. Reliance. The First Lien Documents are deemed to have been executed and delivered, and all extensions of credit or incurrence of debt thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The Second Lien Secured Parties expressly waive all notice of the acceptance of and reliance on this Agreement by the First Lien Secured Parties. The Second Lien Documents are deemed to have been executed and delivered and all extensions of credit or incurrence of debt thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The First Lien Secured Parties expressly

Intercreditor Agreement

waive all notices of the acceptance of and reliance on this Agreement by the Second Lien Secured Parties.

SECTION 8.02. No Warranties or Liability. Each Secured Party acknowledges to each other Secured Party that none of them has made any representation or warranty to any other Secured Party with respect to the execution, validity, legality, completeness, collectibility or enforceability of any First Lien Document or any Second Lien Document. Except as otherwise provided in this Agreement, the First Lien Secured Parties and Second Lien Secured Parties will be entitled to manage and supervise their respective extensions of credit to any Loan Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

SECTION 8.03. No Waivers. No right or benefit of any party hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of such party or any other party hereto or by any noncompliance by any Loan Party with the terms and conditions of any of the First Lien Documents or the Second Lien Documents.

ARTICLE IX

OBLIGATIONS UNCONDITIONAL

SECTION 9.01. First Lien Obligations Unconditional. All rights of the First Lien Secured Parties hereunder, and all agreements and obligations of the Second Lien Secured Parties, the Company and the other Loan Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any First Lien Document;

(b) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the First Lien Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any First Lien Document;

(c) any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of all or any portion of the First Lien Obligations or any guaranty thereof; or

(d) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of the First Lien Obligations, or of any Second Lien Secured Party or any Loan Party, to the extent applicable, in respect of this Agreement.

SECTION 9.02. Second Lien Obligations Unconditional. Subject to compliance with the terms of this Agreement, all rights and interests of the Second Lien Secured Parties

Intercreditor Agreement

under this Agreement, and all agreements and obligations of the First Lien Secured Parties, the Company and the other Loan Parties (to the extent applicable), hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Second Lien Document;

(b) any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Second Lien Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Second Lien Document;

(c) any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of all or any portion of the Second Lien Obligations or any guaranty thereof; or

(d) any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Loan Party in respect of the Second Lien Obligations, or of any First Lien Secured Party or any Loan Party, to the extent applicable, in respect of this Agreement.

ARTICLE X

CERTAIN UNDERTAKINGS OF THE COMPANY

SECTION 10.01. Perfection Actions by Company. The Company will, at its own expense, register, record and file or rerecord, refile and renew the Collateral Documents and all amendments or supplements thereto in such manner and in such place or places, if any, as may be required by law in order fully to preserve and protect the Liens of the Collateral Documents on all parts of the Collateral and to effectuate and preserve the perfection and priority of the security of the Secured Parties therein.

SECTION 10.02. Annual Opinion. The Company will furnish to the Collateral Agent and each Secured Party Representative promptly after the execution and delivery of this Indenture and on May 15 in each year beginning with May 15, 2005, an Opinion of Counsel dated as of such date, either:

(i) (A) stating that, in the opinion of such counsel, all action has been taken with respect to the recording, registering, filing, re-recording, re-registering and re-filing of all supplemental instruments and agreements, financing statements, continuation statements or other instruments of further assurance as is necessary to perfect and maintain the priority of the Lien of the Collateral Documents and reciting with respect to the security interests in the Collateral the details of such action or referring to prior Opinions of Counsel in which such details are given, and (B) stating that, in the opinion of such counsel, based on relevant laws as in effect on the date of such Opinion of

Intercreditor Agreement

Counsel, all financing statements and continuation statements have been executed and filed that are necessary as of such date and during the succeeding 12 months fully to preserve, perfect and protect, to the extent such protection and preservation are possible by filing, the rights of the Secured Parties hereunder and under the Collateral Documents with respect to the security interests in the Collateral; or

(ii) stating that, in the opinion of such counsel, no such action is necessary to preserve, perfect and protect such Lien in the Collateral.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01. Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any First Lien Document or any Second Lien Document, the provisions of this Agreement shall govern.

SECTION 11.02. Continuing Nature of Provisions. This Agreement shall continue to be effective, and shall not be revocable by any party hereto, until the First Lien Obligation Period shall have terminated. This is a continuing agreement and the First Lien Secured Parties and the Second Lien Secured Parties may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, Company or any other Loan Party on the faith hereof.

SECTION 11.03. Amendments; Waivers. No amendment or modification of any of the provisions of this Agreement shall be effective unless the same shall be in writing and signed by the Requisite First Lien Secured Parties (or a representative on their behalf) and the Requisite Second Lien Secured Parties (or a representative on their behalf) and, only if the rights or duties of the Collateral Agent or any Loan Party are directly affected thereby, the Collateral Agent and such Loan Party, as applicable.

SECTION 11.04. Information Concerning Financial Condition of the Company and the other Loan Parties. Each Secured Party hereby assumes responsibility for keeping itself informed of the financial condition of the Company and each of the other Loan Parties and all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations. Each Secured Party hereby agrees that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event that any Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, it shall be under no obligation (a) to provide any such information to such other party or any other party on any subsequent occasion, (b) to undertake any investigation, or (c) to disclose any other information.

Intercreditor Agreement

SECTION 11.05. Additional Parties.

(a) Additional Loan Parties. In the event that, pursuant to the terms of any First Lien Document or Second Lien Document, any Subsidiary of the Company not a Loan Party on the date hereof shall guarantee any of the Secured Obligations or grant a Lien in favor of any Secured Party as collateral security for any of the Secured Obligations, the Company will immediately cause such Subsidiary shall become a “Loan Party” under and for all purposes of this Agreement by execution and delivery by such Subsidiary of a Loan Party Assumption Agreement in the form of Annex 1 hereto.

(b) Additional Secured Parties. In the event that any Loan Party shall Incur any Indebtedness after the date hereof that the Company wishes to Designate as “First Lien Obligations” or “Second Lien Obligations” hereunder, the Company will cause the respective holders of such Indebtedness (or an agent or trustee on their behalf that will constitute the Secured Party Representative in respect of such Indebtedness) to execute and deliver a Secured Party Assumption Agreement in the form of Annex 2 hereto.

SECTION 11.06. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than the State of New York are governed by the laws of such jurisdiction.

SECTION 11.07. Submission to Jurisdiction, Etc.

(a) Jurisdiction. Each Secured Party and each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each Secured Party and each Loan Party hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect (i) any right that any First Lien Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any First Lien Documents against the Company or any other Loan Party or its properties in the courts of any jurisdiction or (ii) any right that any Second Lien Secured Party may otherwise have to bring any action or proceeding relating to any Second Lien Document against the Company or any other Loan Party in the courts of any jurisdiction.

(b) Waiver of Venue and Inconvenient Forum. Each Secured Party and each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent they may legally and effectively do so (i) any objection they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to

Intercreditor Agreement

in paragraph (a) of this Section and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding.

(c) Service of Process. Each Secured Party and each Loan Party hereby irrevocably consents to service of process in the manner provided for notices in Section 11.08. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 11.08. Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below each party’s name on the signature pages hereof, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties; provided that notices to any Loan Party other than the Company may be given to such Loan Party care of the Company. Notices to the 2010 Noteholders shall be given to the 2010 Notes Trustee. Notices to the 2012 Noteholders shall be given to the 2012 Notes Trustee. Notices to any other Secured Party may be given to the Secured Party Representative for such Secured Party.

SECTION 11.09. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns, and nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral. All references to any Loan Party shall include any Loan Party as debtor-in-possession and any receiver or trustee for such Loan Party in any Insolvency Proceeding.

SECTION 11.10. Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 11.11. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 11.12. Counterparts; Integration, Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective when it shall have been executed by each party hereto.

Intercreditor Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

U.S. BANK NATIONAL ASSOCIATION, as trustee for and on behalf of the 2010 Noteholders

By:	/s/ Michael M. Hopkins
Name:	Michael M. Hopkins
Title:	Vice President

Address for Notices:

U.S. Bank National Association
Goodwin Square
225 Asylum Street
Hartford, CT 06103

Attention: Michael M. Hopkins
Telecopy No.: (860) 241-6897

With a copy to:

Shipman & Goodwin LLP
One Constitution Plaza
Hartford, CT 06103-1919

Attention: Thomas F. Tresselt
Telecopy No.: (860) 251-5314

Intercreditor Agreement

U.S. BANK NATIONAL ASSOCIATION, as trustee for and on behalf of the 2012 Noteholders

By:	/s/ Michael M. Hopkins
Name:	Michael M. Hopkins
Title:	Vice President

Address for Notices:

U.S. Bank National Association
Goodwin Square
225 Asylum Street
Hartford, CT 06103

Attention: Michael M. Hopkins
Telecopy No.: (860) 241-6897

With a copy to:

Shipman & Goodwin LLP
One Constitution Plaza
Hartford, CT 06103-1919

Attention: Thomas F. Tresselt
Telecopy No.: (860) 251-5314

Intercreditor Agreement

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Michael M. Hopkins
Name:	Michael M. Hopkins
Title:	Vice President

Address for Notices:

U.S. Bank National Association
Goodwin Square
225 Asylum Street
Hartford, CT 06103

Attention: Michael M. Hopkins
Telecopy No.: (860) 241-6897

With a copy to:

Shipman & Goodwin LLP
One Constitution Plaza
Hartford, CT 06103-1919

Attention: Thomas F. Tresselt
Telecopy No.: (860) 251-5314

Intercreditor Agreement

US UNWIRED INC.

By:	/s/ Robert Piper
Name:
Title:

Address for Notices:

US Unwired Inc.
901 Lakeshore Drive
Lake Charles, Louisiana 70601

Attention: Thomas G. Henning
Telecopy No.: (337) 310-3479

With a copy to:

Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005

Attention: James Clark
Telecopy No.: (212) 269-5420

With a copy to:

Correro Fishman Haygood Phelps Weiss
Walmsley & Casteix, L.L.P.
201 St. Charles Avenue, 46th Floor
New Orleans, Louisiana 70170

Attention: Louis Y. Fishman
Telecopy No.: (504) 586-5250

Intercreditor Agreement

GEORGIA PCS LEASING, LLC, a Georgia limited liability company

By:	GEORGIA PCS MANAGEMENT,
L.L.C., a Georgia limited liability
company
Its:	Sole Member

By:	LOUISIANA UNWIRED, LLC, a
Louisiana limited liability company
Its:	Sole Member

By:	/s/ Robert Piper
Name:
Title:

GEORGIA PCS MANAGEMENT, L.L.C., a Georgia limited liability company

By:	LOUISIANA UNWIRED, LLC,
a Louisiana limited liability
company
Its:	Sole Member

By:	/s/ Robert Piper
Name:
Title:

LOUISIANA UNWIRED, LLC

By:	/s/ Robert Piper
Name:
Title:

Intercreditor Agreement

TEXAS UNWIRED

By:	LOUISIANA UNWIRED, LLC
Its:	Managing Partner

By:	/s/ Robert Piper
Name:
Title:

UNWIRED TELECOM CORP.

By:	/s/ Robert Piper
Name:
Title:

Intercreditor Agreement

Annex 1 to

Intercreditor Agreement

LOAN PARTY ASSUMPTION AGREEMENT, dated as of                                         , 200    , made by                                                                           (the “Additional Loan Party”) with respect to the Intercreditor Agreement (as defined below). All capitalized terms not defined herein shall have the meaning ascribed to them in the Intercreditor Agreement.

W I T N E S S E T H :

WHEREAS, US Unwired Inc. and certain of its Subsidiaries (other than the Additional Loan Party) have entered into an Intercreditor Agreement, dated as of June 16, 2004 (as amended, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) with the Trustees, Collateral Agent and other parties referred to therein; and

WHEREAS, the Additional Loan Party has agreed to execute and deliver this Loan Party Assumption Agreement in order to become a party to the Intercreditor Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Intercreditor Agreement. By executing and delivering this Loan Party Assumption Agreement, the Additional Loan Party, as provided in Section 11.05(a) of the Intercreditor Agreement, hereby becomes a “Loan Party” party to the Intercreditor Agreement with the same force and effect as if originally named therein as a “Loan Party” thereunder and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a “Loan Party” thereunder.

2. Governing Law. THIS LOAN PARTY ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Loan Party Assumption Agreement to be duly executed and delivered as of the date first above written.

[NAME OF ADDITIONAL LOAN PARTY]

By:
Name:
Title:

Annex 1 to Intercreditor Agreement

Annex 2 to

Intercreditor Agreement

SECURED PARTY ASSUMPTION AGREEMENT, dated as of                                         , 200    , made by [                                                                          (the “Additional Secured Party”)] [                                             , as [agent] [trustee] (the “Additional Secured Party Representative”) on behalf of                                 ] with respect to the Intercreditor Agreement (as defined below). All capitalized terms not defined herein shall have the meaning ascribed to them in the Intercreditor Agreement.

W I T N E S S E T H :

WHEREAS, US Unwired Inc. and certain of its Subsidiaries (other than the Additional Loan Party) have entered into an Intercreditor Agreement, dated as of June 16, 2004 (as amended, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) with the Trustees, Collateral Agent and other parties referred to therein; and

WHEREAS, the [Additional Secured Party has agreed] [Additional Secured Party Representative has agreed on behalf of                     ] to execute and deliver this Secured Party Assumption Agreement in order to become a party to the Intercreditor Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Intercreditor Agreement. [By executing and delivering this Secured Party Assumption Agreement, the Additional Secured Party, as provided in Section 11.05(b) of the Intercreditor Agreement, hereby becomes a “Secured Party” party to the Intercreditor Agreement with the same force and effect as if originally named therein as a “Secured Party” thereunder and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a “Secured Party” thereunder.] [By executing and delivering this Secured Party Assumption Agreement, the Additional Secured Party Representative, as provided in Section 11.05(b) of the Intercreditor Agreement, hereby becomes a “Secured Party Representative” on behalf of                      party to the Intercreditor Agreement with the same force and effect as if originally named therein as a “Secured Party Representative” thereunder and, without limiting the generality of the foregoing, hereby expressly assumes, on behalf of itself and                         , all obligations and liabilities of a “Secured Party” and “Secured Party Representative” thereunder.]

2. Governing Law. THIS SECURED PARTY ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Annex 2 to Intercreditor Agreement

IN WITNESS WHEREOF, the undersigned has caused this Secured Party Assumption Agreement to be duly executed and delivered as of the date first above written.

[NAME OF ADDITIONAL SECURED PARTY OR SECURED PARTY REPRESENTATIVE]

By:
Name:
Title:

Annex 2 to Intercreditor Agreement
- 2 -